Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES FIRST QUARTER

FISCAL 2007 OPERATING RESULTS

Uncasville, Connecticut, January 31, 2007 – The Mohegan Tribal Gaming Authority, or MTGA or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended December 31, 2006.

Highlights and results for the quarter ended December 31, 2006 were as follows:

•	Record first quarter gaming revenues of $346.9 million, a 10.0% increase over the corresponding period in the prior year

•	Gross slot revenues of $250.6 million, a 15.9% increase over the corresponding period in the prior year

•	Table games revenues of $94.6 million, a 0.8% decrease from the corresponding period in the prior year

•	Non-gaming revenues of $70.1 million, a 1.8% decrease from the corresponding period in the prior year

•	Income from operations of $68.2 million, a 0.3% decrease from the corresponding period in the prior year

•	Net income of $37.9 million, a 1.1% decrease from the corresponding period in the prior year

•	Record first quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $94.8 million, a 4.2% increase over the corresponding period in the prior year

•	Opened the Phase I slot machine facility at Mohegan Sun at Pocono Downs on November 14, 2006

•	Received approval for a permanent Category One Slot Machine License from the Pennsylvania Gaming Control Board on December 20, 2006 for the operation of slot machines at Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania

First Quarter Operating Results

Adjusted EBITDA for the quarter ended December 31, 2006 increased by $3.8 million, or 4.2%, to $94.8 million compared to $91.0 million for the same period in the prior year. The increase in Adjusted EBITDA is principally attributable to the increase in Adjusted EBITBA from Mohegan Sun at Pocono Downs as a result of the opening of the Phase I slot machine facility during the quarter.

Net income for the quarter ended December 31, 2006 decreased by $404,000, or 1.1%, to $37.9 million from $38.3 million for the same period in the prior year. The decrease in net income is primarily due to the increase in pre-opening costs and expenses related to the opening of the Phase I slot machine facility at Mohegan Sun at Pocono Downs and higher interest expense costs, as described below.

“The MTGA Management Board is extremely pleased with the results of the quarter and want to thank and congratulate our employees who continue to make Mohegan Sun a first class facility,” said Bruce S. Bozsum, Chairman of the Authority’s Management Board. “We are also extremely proud of the successful opening of our facility at Pocono Downs in November and look forward to the further development of that property.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended December 31, 2006 increased by $557,000, or 0.6%, to $93.9 million compared to $93.4 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended December 31, 2006 was 26.4% compared to 27.0% for the same period in the prior year. The

Adjusted EBITDA margin decrease is primarily attributable to increased advertising expenditures from the production of new television commercials and additional costs related to the Mohegan Sun ten-year anniversary festivities for employees and casino patrons.

Net revenues for the quarter ended December 31, 2006 increased by $9.8 million, or 2.8%, to $355.5 million from $345.7 million for the same period in the prior year. This increase is attributable primarily to a 3.2% growth in gaming revenues at Mohegan Sun and a 5.9% decrease in promotional allowances.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended December 31, 2006 increased by $12.6 million, or 5.8%, to $228.8 million from $216.2 million for the same period in the prior year. The State of Connecticut reported total slot revenues of $425.2 million and $407.1 million for the quarters ended December 31, 2006 and 2005, respectively, representing an increase of 4.4%. Mohegan Sun increased its slot market share to 53.8% of the Connecticut market for the quarter ended December 31, 2006 versus 53.1% in the quarter ended December 31, 2005. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended December 31, 2006 was 8.6% compared to 8.4% for the same period in the prior year. Gross slot win per unit per day was $402 and $379 for the quarters ended December 31, 2006 and 2005, respectively.

Table games revenues decreased by $763,000, or 0.8%, to $94.6 million for the quarter ended December 31, 2006 from $95.3 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 16.1% and 17.0% for the quarters ended December 31, 2006 and 2005, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,371 and $3,450 for the quarters ended December 31, 2006 and 2005, respectively.

Food and beverage revenues of $24.1 million for the quarter ended December 31, 2006 were comparable to food and beverage revenues of $24.0 million for the same period in the prior year.

Hotel revenues for the quarter ended December 31, 2006 increased by $334,000, or 2.6%, to $12.9 million from $12.6 million for the same period in the prior year. The increase in hotel revenues is attributable to an increase in the average daily room rate, or ADR, to $127 for the quarter ended December 31, 2006 compared to $122 for the quarter ended December 31, 2005, offset by a decrease in hotel occupancy to 89.2% for the quarter ended December 31, 2006 compared to 91.2% for the quarter ended December 31, 2005. The decrease in hotel occupancy is the result of rooms being out of service due to the hotel room renovation program that commenced in late September 2006 and will continue through June 2007. Revenue per Available Room, or REVPAR, increased to $113 for the quarter ended December 31, 2006 compared to $111 for the same period in the prior year.

Retail, entertainment and other revenues decreased by $2.6 million, or 7.5%, to $31.4 million for the quarter ended December 31, 2006 from $34.0 million for the same period in the prior year. The decrease is primarily attributable to a $2.8 million, or 18.6%, decrease in entertainment revenues due to a 10.8% decrease in Mohegan Sun Arena events, and a 14.4% decrease in Arena ticket sales and a 7.7% decrease in average Arena ticket price.

Income from operations for the quarter ended December 31, 2006 increased by $238,000, or 0.3%, to $72.8 million from $72.5 million for the quarter ended December 31, 2005.

“We are pleased with the strong growth in slot revenues during the first quarter as we continue to increase our Connecticut market share,” said Jeffrey E. Hartmann, MTGA Chief Operating Officer. “We will continue to focus on delivering exemplary levels of service to our Mohegan Sun guests.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended December 31, 2006 increased by $3.5 million to $3.3 million compared to $(231,000) for the same period in the prior year. The increase is attributable to the opening of the Phase I slot machine facility at Mohegan Sun at Pocono Downs during the quarter. The Adjusted EBITDA margin for the quarter ended December 31, 2006 was 11.2% compared to (3.0)% for the same period in the prior year.

Net revenues for the quarter ended December 31, 2006 increased by $22.2 million to $29.8 million compared to $7.6 million for the same period in the prior year. The increase is attributable primarily to a $21.5 million increase in gaming revenues and an $845,000 increase in non-gaming revenues as a result of the opening of the Phase I slot machine facility on November 14, 2006.

Gaming revenues for the quarter ended December 31, 2006 were $28.3 million compared to $6.8 million for the same period in the prior year. The increase is attributable primarily to the addition of $21.8 million in gross slot revenues as a result of the opening of the Phase I slot machine facility. Gross slot win per unit per day was $412 for the quarter ended December 31, 2006.

Non-gaming revenues for the quarter ended December 31, 2006 were $1.6 million compared to $801,000 for the same period in the prior year. The increase is attributable to the opening of the Phase I slot machine operation at Pocono Downs, which resulted in increased patron visitation to food and beverage and retail outlets.

Loss from operations of $1.9 million for the quarter ended December 31, 2006 was comparable to the loss from operations of $2.0 million for the same period in the prior year. The loss from operations for the quarter ended December 31, 2006 includes $3.2 million in pre-opening costs and expenses related to the opening of the Phase I slot machine facility.

Commenting on the operations at Mohegan Sun at Pocono Downs, its President and Chief Executive Officer, Robert J. Soper, said, “The opening was extremely smooth and we are very pleased with our gaming volumes achieved to date, as well as the strong appeal of our facility to our patrons.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Mohegan Sun	$355,533	$345,690	$93,933	$93,376
Pocono Downs (1)	29,796	7,627	3,344	(231)
Corporate	—	—	(2,515)	(2,159)

Total	$385,329	$353,317	$94,762	$90,986

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to December 31, 2006.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2006, the Authority held cash and cash equivalents of $121.6 million, an increase of $46.4 million from $75.2 million as of September 30, 2006. As of December 31, 2006, there was $49.0 million outstanding under the Authority’s $450.0 million bank credit facility revolving loan. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $400.7 million of available borrowing under the bank credit facility as of December 31, 2006. The Authority’s total debt was approximately $1.31 billion as of December 31, 2006.

Interest expense increased by $791,000 to $23.6 million for the quarter ended December 31, 2006 as compared to $22.8 million for the same period in the prior year due to an increase in the weighted average outstanding debt, partially offset by the capitalization of $358,000 in interest costs incurred during the construction phase at Pocono Downs. The weighted average outstanding debt was $1.30 billion for the quarter ended December 31, 2006 compared to $1.25 billion for the fiscal year ended December 31, 2005. The increase in weighted average outstanding debt was the result of additional borrowing for the payment of the $50.0 million slot license fee and capital expenditures in connection with the Phase I slot machine facility at Mohegan Sun at Pocono Downs, all described below. The weighted average interest rate was 7.4% for the quarters ended December 31, 2006 and 2005.

Capital expenditures totaled $39.0 million for the quarter ended December 31, 2006 versus $25.2 million for the same period in the prior year, comprised primarily of Pocono Downs Phase I construction expenditures of $27.2 million and capital expenditures at Mohegan Sun of $11.6 million.

Total capital spending for fiscal year 2007 at Mohegan Sun, exclusive of Project Horizon, is budgeted to be $75.1 million. Maintenance capital expenditures at Mohegan Sun are anticipated to be approximately $45.1 million and an additional $30.0 million is expected to be expended in the Casinos of the Earth and Sky to add new slot machines replacing certain redemption booths that are no longer needed due to changes in redemption technology, for conversion of the Cabaret lounge into a semi-private gaming area scheduled to be completed in February 2007 and for the renovation of all guest rooms in the Sky hotel scheduled to be completed in June 2007.

In November 2006, the Authority formed a wholly owned subsidiary, Mohegan Golf, LLC, or Mohegan Golf, to purchase, own and operate a golf course in southeast Connecticut. On November 21, 2006, Mohegan Golf entered into a purchase agreement for a golf course and related facilities on land located in Sprague and Franklin, Connecticut, for $4.4 million. Closing of the acquisition is pending satisfaction of certain conditions.

Capital expenditures for Mohegan Sun at Pocono Downs are anticipated to be approximately $68.0 million for the 2007 fiscal year, comprised primarily of approximately $28.0 million of construction costs to complete the Phase I slot machine facility and $38.0 million to begin construction on a Phase II facility. A one-time slot machine license fee of $50.0 million was paid to the Pennsylvania Gaming Control Board in October 2006.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $18.6 million and $17.8 million for the quarters ended December 31, 2006 and 2005, respectively. Distributions to the Tribe are anticipated to total approximately $75.0 million for fiscal year 2007.

Project Horizon

On November 16, 2006, the Authority announced its plans for an estimated $740.0 million expansion at Mohegan Sun named Project Horizon. Groundbreaking occurred in November 2006 with the commencement of construction of a new Asian themed gaming area, which will include a new 5,000-square-foot bus lobby, a 4,000-square-foot “Hong Kong” Street food outlet and 12,000-square-feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker. This new area in the Casino of the Earth is scheduled to open in the summer of 2007.

Project Horizon also is expected to include a new 1,000-room hotel, including 300 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun, and a 7,500-square-foot House of Blues Foundation Room. The hotel is expected to be completed in the summer of 2010. A “Spirit of the Sea” themed connector will be constructed between the new hotel and the existing Sky hotel, which will add approximately 115,000 square feet of retail and dining space, including three new restaurants. This expansion also is expected to include new House of Blues-themed dining and entertainment amenities. The Spirit of the Sea is scheduled to open in the fall of 2009.

A new gaming area that the Authority plans to refer to as the Casino of the Wind also is expected to be developed, which will include approximately 42,000 square feet of gaming space with over 900 slot machines, 10 table games and a themed poker room with 45 tables, as well as approximately 20,000-square-feet of new dining and retail amenities. The Casino of the Wind is scheduled to open in the spring of 2008.

Project Horizon is expected to add more than 1.3 million square feet of hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. The project will increase the number of slot machines to approximately 7,600 units and 385 table games when completed. Project costs are estimated to be incurred as follows: fiscal year 2007 $134.0 million, fiscal year 2008 $269.0 million, fiscal year 2009 $242.0 million and fiscal year 2010 $95.0 million.

Mohegan Sun at Pocono Downs

Mohegan Sun at Pocono Downs was the first property to offer slot machine gaming in the Commonwealth of Pennsylvania when the Phase I slot machine facility opened to the public on November 14, 2006. The total cost for development of the Phase I slot machine facility is expected to be approximately $72.0 million, exclusive of the $50.0 million one-time slot machine license fee paid to the Pennsylvania Gaming Control Board in October 2006. The two-level casino includes 90,000 square feet of gaming space, operates 24 hours a day, seven days a week and houses approximately 1,100 new slot machines with denominations ranging from one cent to $25. The facility also offers two casino bars, a food court and a retail shop.

As previously announced, a gaming and entertainment facility at Mohegan Sun at Pocono Downs (Phase II) is planned for development on land adjacent to the existing gaming location. When completed, the facility is anticipated to include approximately 2,500 slot machines, a variety of restaurants, a 300 seat buffet, a new food court, retail shopping, nightlife venues, additional parking and bus amenities. Construction is expected to commence in the spring of 2007 with a grand opening planned in the summer of 2008. Development of the Phase II facility is anticipated to cost between $140.0 million and $150.0 million.

“The Mohegan Sun management team is very excited to begin work on Project Horizon as we believe this project will enhance the extraordinary offerings currently available at Mohegan Sun,” said Mitchell Etess, MTGA Chief Executive Officer. “We are also pleased to say that we are in the final planning stages of the Phase II development at Pocono Downs, which will bring a world class gaming facility to Northeast Pennsylvania by the summer of 2008.”

Capital Resources

The Authority plans to finance Project Horizon and Phase II at Pocono Downs through a new $1.0 billion revolving credit facility from a syndicate of financial institutions and commercial banks, which is expected to close in February 2007. The new facility would replace our current $450.0 million credit facility.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to the further development of a Phase II slot machine facility are anticipated to be funded through the new bank credit facility and additional borrowings, as necessary.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2007 operating results on Wednesday, January 31, 2007 at 10:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 6329459

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, January 31, 2007. This replay will run through February 14, 2007.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 6329459

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, also a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and the approximately 1,200-room luxury Sky hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2006	For the Three Months Ended December 31, 2005
Revenues:
Gaming	$346,915	$315,496
Food and beverage	25,213	24,490
Hotel	12,942	12,608
Retail, entertainment and other	31,914	34,238

Gross revenues	416,984	386,832
Less - Promotional allowances	(31,655)	(33,515)

Net revenues	385,329	353,317

Operating costs and expenses:
Gaming	202,034	181,392
Food and beverage	13,198	12,740
Hotel	3,945	3,903
Retail, entertainment and other	12,242	11,783
Advertising, general and administrative	56,633	50,354
Corporate expenses	2,653	2,179
Pre-opening costs and expenses	3,548	1,099
Depreciation and amortization	22,915	21,486

Total operating costs and expenses	317,168	284,936

Income from operations	68,161	68,381

Other income (expense):
Accretion of discount to the relinquishment liability	(7,449)	(7,677)
Interest income	766	326
Interest expense, net of capitalized interest	(23,611)	(22,820)
Other income (expense), net	(115)	64

Total other expense	(30,409)	(30,107)

Income before minority interest	37,752	38,274
Minority interest	138	20

Net income	$37,890	$38,294

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended
	December 31, 2006	December 31, 2005
Operating Results:
Gross revenues	$416,984	$386,832
Net revenues	385,329	353,317
Income from operations	68,161	68,381

Other Data:
Adjusted EBITDA	$94,762	$90,986
Capital expenditures	38,964	25,234
Cash interest paid	11,946	10,772

Balance Sheet Data:
Cash and cash equivalents	$121,637	$93,114
Total debt	1,311,453	1,243,982

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2006	December 31, 2005
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$93,933	$93,376
Adjusted EBITDA margin	26.4%	27.0%

Capital expenditures (in thousands)	$11,604	$14,600

Win Per Unit Per Day:
Slot machines (gross)	$402	$379
Table games	3,371	3,450

Hold Percentage:
Slot machines (gross)	8.6%	8.4%
Table games	16.1%	17.0%

Slot Market Share:
Slot handle market share	53.9%	53.6%
Slot win market share	53.8%	53.1%
Slot handle efficiency	116.7%	115.7%
Slot win efficiency	116.5%	114.6%

Hotel Statistics:
Hotel occupancy %	89%	91%
Average Daily Rate (ADR)	$127	$122
Revenue Per Available Room (REVPAR)	$113	$111

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(in thousands, except for slot statistics)

(unaudited)

	For the Three Months Ended
	December 31, 2006	December 31, 2005
Adjusted EBITDA (1):
Adjusted EBITDA	$3,344	$(231)
Adjusted EBITDA margin	11.2%	(3.0)%

Capital expenditures	$27,356	$10,628
Capitalized interest	358	146

Slot Statistics (1):
Win per unit per day (gross)	$412	$—
Hold percentage (gross)	10.0%	—

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to December 31, 2006.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Three Months Ended
	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)
Adjusted EBITDA	$94,762	$90,986
Pre-opening costs and expenses	(3,548)	(1,099)
Depreciation and amortization	(22,915)	(21,486)
Minority interest	(138)	(20)

Income from operations	68,161	68,381

Accretion of discount to the relinquishment liability	(7,449)	(7,677)
Interest income	766	326
Interest expense, net of capitalized interest	(23,611)	(22,820)
Other income (expense), net	(115)	64
Minority interest	138	20

Net income	$37,890	$38,294

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Three Months Ended December 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$72,768	$304	$20,861	$—	$93,933
Pocono Downs	(1,934)	3,244	2,034	—	3,344
Corporate	(2,673)	—	20	138	(2,515)

Total	$68,161	$3,548	$22,915	$138	$94,762

	For the Three Months Ended December 31, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$72,530	$—	$20,846	$—	$93,376
Pocono Downs	(1,951)	1,099	621	—	(231)
Corporate	(2,198)	—	19	20	(2,159)

Total	$68,381	$1,099	$21,486	$20	$90,986

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.